Exhibit 23.7

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 28, 2026, with respect to the financial statements of Nelson Bros. Ready Mix, LTD, as of and for the years ended December 31, 2025 and 2024, appearing in the Suncrete, Inc.’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on May 11, 2026.

/s/ WHITLEY PENN, LLP

Fort Worth, Texas

June 24, 2026